UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 4

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Columbia Pipeline Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-1982552
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

(Address of Principal Executive Offices) (Zip Code)

(713) 386-3701

(Registrant’s Telephone Number, Including Area Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
Common stock, par value $0.01 per share	The New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

COLUMBIA PIPELINE GROUP, INC.

Cross-Reference Sheet between Information Statement and Items of Form 10

Certain information required to be included in this Form 10 is incorporated by reference to specifically identified portions of the body of the information statement filed herewith as Exhibit 99.1 (the “Information Statement”). None of the information contained in the Information Statement shall be incorporated by reference in this Form or deemed to be a part of this Form 10 unless such information is specifically incorporated by reference.

Item 1. Business.

The information required by this item is contained under the sections “Summary,” “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements,” “The Separation,” “Capitalization,” “Business,” “Certain Relationships and Related Party Transactions,” “Where You Can Find More Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Item 1A. Risk Factors.

The information required by this item is contained under the sections “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements.”

Item 2. Financial Information.

The information required by this item is contained under the sections “Summary Historical and Unaudited Pro Forma Financial Data,” “Risk Factors,” “Capitalization,” “Selected Historical and Unaudited Pro Forma Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Item 3. Properties.

The information required by this item is contained under the sections “Business—Our Operations and Operating Assets,” “Business—Title to Properties” and “Business—Facilities.”

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the sections “Security Ownership of Management, Directors and Principal Stockholders.”

Item 5. Directors and Executive Officers.

The information required by this item is contained under the section “Management.”

Item 6. Executive Compensation.

The information required by this item is contained under the sections “Management” and “Compensation Discussion and Analysis.”

Item 7. Certain Relationships and Related Transactions, and Director Independence.

The information required by this item is contained under the sections “Certain Relationships and Related Party Transactions” and “Management.”

Item 8. Legal Proceedings.

The information required by this item is contained under the section “Business—Legal Proceedings.”

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections “Summary,” “The Separation” and “Description of Capital Stock.”

Item 10. Recent Sales of Unregistered Securities.

Not applicable.

Item 11. Description of Registrant’s Securities to be Registered.

The information required by this item is contained under the sections “The Separation—Dividends” and “Description of Capital Stock.”

Item 12. Indemnification of Directors and Officers.

The information required by this item is contained under the sections “Description of Capital Stock—Limitation of Liability of Directors” and “Description of Capital Stock—Indemnification of Directors and Officers.”

Item 13. Financial Statements and Supplementary Data.

The information required by this item is contained under the sections “Index to Financial Statements” and the statements referenced therein.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements

The information required by this item is contained under the sections “Selected Historical and Unaudited Pro Forma Financial Data” and “Index to Financial Statements” and the statements referenced therein. Those sections are incorporated herein by reference.

(b)	Exhibits

The following documents are filed as exhibits hereto:

Exhibit Number	Description

2.1	Form of Separation and Distribution Agreement between NiSource Inc. and Columbia Pipeline Group, Inc.

3.1	Restated Certificate of Incorporation of Columbia Pipeline Group, Inc.

3.2+	Amended and Restated Bylaws of Columbia Pipeline Group, Inc.

4.1	Indenture, dated as of May 22, 2015, by and among Columbia Pipeline Group, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee

4.2	Registration Rights Agreement, dated as of May 22, 2015, by and among Columbia Pipeline Group, Inc., the Guarantors named therein and the Initial Purchasers

4.3	Form of 2.45% Senior Note due 2018 (included in Exhibit 4.1)

4.4	Form of 3.30% Senior Note due 2020 (included in Exhibit 4.1)

4.5	Form of 4.50% Senior Note due 2025 (included in Exhibit 4.1)

4.6	Form of 5.80% Senior Note due 2045 (included in Exhibit 4.1)

10.1	Form of Employee Matters Agreement between NiSource Inc. and Columbia Pipeline Group, Inc.

10.2+	Form of Tax Allocation Agreement between NiSource Inc. and Columbia Pipeline Group, Inc.

10.3+	Trademark License Agreement, dated as of February 11, 2015, between NiSource Corporate Services Company and Columbia Pipeline Group Services Company

10.4	Form of Transition Services Agreement (NiSource to CPG) between NiSource Corporate Services Company and Columbia Pipeline Group Services Company

10.5	Form of Transition Services Agreement (CPG to NiSource) between NiSource Corporate Services Company and Columbia Pipeline Group Services Company

10.6+	Revolving Credit Agreement, dated as of December 5, 2014, by and among Columbia Pipeline Group, Inc., as Borrower, CPG OpCo LP, Columbia Energy Group and CPG OpCo GP LLC, as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, The Bank of Nova Scotia and BNP Paribas, as Co-Documentation Agents and Barclays Bank PLC, Citigroup Global Markets, Inc., The Bank of Nova Scotia, BNP Paribas and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners

10.7+	Revolving Credit Agreement, dated as of December 5, 2014, by and among Columbia Pipeline Partners LP, as Borrower, NiSource Inc., Columbia Pipeline Group, Inc., Columbia Energy Group, CPG OpCo LP, CPG OpCo GP LLC, as Guarantors, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, The Bank of Tokyo-Mitsubishi UFJ, LTD, as Syndication Agent, Credit Suisse Securities (USA) LLC and Royal Bank of Canada, as Co-Documentation Agents, and Wells Fargo Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Credit Suisse Securities (USA) LLC and Royal Bank of Canada, as Joint Lead Arrangers and Joint Bookrunners

10.8†	Form of Columbia Pipeline Group, Inc. 2015 Omnibus Plan

10.9†	Form of Restricted Stock Unit Award Agreement

10.10†	Form of Performance Share Award Agreement

Exhibit Number	Description

10.11†	Form of Restricted Stock Unit Award Agreement with Nonemployee Directors

10.12†	Form of Restricted Stock Unit Award Agreement for Nonemployee Directors of Columbia Pipeline Group, Inc. Relating to Vested but Unpaid NiSource Restricted Stock Units

10.13†	Form of Director Restricted Stock Unit Award Agreement Relating to Unvested NiSource Restricted Stock Units

10.14†	Form of Columbia Pipeline Group, Inc. Phantom Stock Unit Agreement

10.15†	Form of Change in Control and Termination Agreement with Robert Skaggs

10.16†	Form of Change in Control and Termination Agreement with Other Named Executive Officers

10.17†	Form of Columbia Pipeline Group, Inc. Executive Severance Policy

10.18†	Form of Columbia Pipeline Group Executive Deferred Compensation Plan

10.19†	Form of Columbia Pipeline Group Savings Restoration Plan

10.20†	Form of Columbia Pipeline Group Pension Restoration Plan

10.21†	Employment Offer Letter Agreement, dated May 14, 2008, between NiSource Inc. and Stephen P. Smith, assumed by Columbia Pipeline Group, Inc.

10.22†	Retention Bonus Letter Agreement, dated March 11, 2014, between NiSource Inc. and Shawn Patterson, assumed by Columbia Pipeline Group, Inc.

10.23†	Retention Bonus Letter Agreement, dated September 2, 2014, between NiSource Inc. and Stanley Chapman, assumed by Columbia Pipeline Group, Inc.

21.1+	List of subsidiaries of Columbia Pipeline Group, Inc.

99.1	Preliminary Information Statement of Columbia Pipeline Group, Inc., subject to completion, dated May 22, 2015

*	To be filed by amendment.
+	Previously filed.
†	Management contract or compensatory plan or arrangement of Columbia Pipeline Group, Inc.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Columbia Pipeline Group, Inc.

By:	/s/ Stephen P. Smith
Stephen P. Smith President

Date: May 22, 2015

EXHIBIT INDEX

Exhibit Number	Description

2.1	Form of Separation and Distribution Agreement between NiSource Inc. and Columbia Pipeline Group, Inc.

3.1	Restated Certificate of Incorporation of Columbia Pipeline Group, Inc.

3.2+	Amended and Restated Bylaws of Columbia Pipeline Group, Inc.

4.1	Indenture, dated as of May 22, 2015, by and among Columbia Pipeline Group, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee

4.2	Registration Rights Agreement, dated as of May 22, 2015, by and among Columbia Pipeline Group, Inc., the Guarantors named therein and the Initial Purchasers

4.3	Form of 2.45% Senior Note due 2018 (included in Exhibit 4.1)

4.4	Form of 3.30% Senior Note due 2020 (included in Exhibit 4.1)

4.5	Form of 4.50% Senior Note due 2025 (included in Exhibit 4.1)

4.6	Form of 5.80% Senior Note due 2045 (included in Exhibit 4.1)

10.1	Form of Employee Matters Agreement between NiSource Inc. and Columbia Pipeline Group, Inc.

10.2+	Form of Tax Allocation Agreement between NiSource Inc. and Columbia Pipeline Group, Inc.

10.3+	Trademark License Agreement, dated as of February 11, 2015, between NiSource Corporate Services Company and Columbia Pipeline Group Services Company

10.4	Form of Transition Services Agreement (NiSource to CPG) between NiSource Corporate Services Company and Columbia Pipeline Group Services Company

10.5	Form of Transition Services Agreement (CPG to NiSource) between NiSource Corporate Services Company and Columbia Pipeline Group Services Company

10.6+	Revolving Credit Agreement, dated as of December 5, 2014, by and among Columbia Pipeline Group, Inc., as Borrower, CPG OpCo LP, Columbia Energy Group and CPG OpCo GP LLC, as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, The Bank of Nova Scotia and BNP Paribas, as Co-Documentation Agents and Barclays Bank PLC, Citigroup Global Markets, Inc., The Bank of Nova Scotia, BNP Paribas and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners

10.7+	Revolving Credit Agreement, dated as of December 5, 2014, by and among Columbia Pipeline Partners LP, as Borrower, NiSource Inc., Columbia Pipeline Group, Inc., Columbia Energy Group, CPG OpCo LP, CPG OpCo GP LLC, as Guarantors, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, The Bank of Tokyo-Mitsubishi UFJ, LTD, as Syndication Agent, Credit Suisse Securities (USA) LLC and Royal Bank of Canada, as Co-Documentation Agents, and Wells Fargo Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Credit Suisse Securities (USA) LLC and Royal Bank of Canada, as Joint Lead Arrangers and Joint Bookrunners

10.8†	Form of Columbia Pipeline Group, Inc. 2015 Omnibus Plan

10.9†	Form of Restricted Stock Unit Award Agreement

10.10†	Form of Performance Share Award Agreement

10.11†	Form of Restricted Stock Unit Award Agreement with Nonemployee Directors

Exhibit Number	Description

10.12†	Form of Restricted Stock Unit Award Agreement for Nonemployee Directors of Columbia Pipeline Group, Inc. Relating to Vested but Unpaid NiSource Restricted Stock Units

10.13†	Form of Director Restricted Stock Unit Award Agreement Relating to Unvested NiSource Restricted Stock Units

10.14†	Form of Columbia Pipeline Group, Inc. Phantom Stock Unit Agreement

10.15†	Form of Change in Control and Termination Agreement with Robert Skaggs

10.16†	Form of Change in Control and Termination Agreement with Other Named Executive Officers

10.17†	Form of Columbia Pipeline Group, Inc. Executive Severance Policy

10.18†	Form of Columbia Pipeline Group Executive Deferred Compensation Plan

10.19†	Form of Columbia Pipeline Group Savings Restoration Plan

10.20†	Form of Columbia Pipeline Group Pension Restoration Plan

10.21†	Employment Offer Letter Agreement, dated May 14, 2008, between NiSource Inc. and Stephen P. Smith, assumed by Columbia Pipeline Group, Inc.

10.22†	Retention Bonus Letter Agreement, dated March 11, 2014, between NiSource Inc. and Shawn Patterson, assumed by Columbia Pipeline Group, Inc.

10.23†	Retention Bonus Letter Agreement, dated September 2, 2014, between NiSource Inc. and Stanley Chapman, assumed by Columbia Pipeline Group, Inc.

21.1+	List of subsidiaries of Columbia Pipeline Group, Inc.

99.1	Preliminary Information Statement of Columbia Pipeline Group, Inc., subject to completion, dated May 22, 2015

*	To be filed by amendment.
+	Previously filed.
†	Management contract or compensatory plan or arrangement of Columbia Pipeline Group, Inc.